Exhibit 10.38

EMPLOYMENT AGREEMENT

             This Employment Agreement (this “Agreement”) between EPOS Corporation, an Alabama corporation (the “Company”), and Michael A. Lawler (“Employee”), is entered into as of this 28th day of May, 2004, and is joined in by Tier Technologies, Inc., a California Corporation (“Tier”), which, as of the Effective Date, will be the sole shareholder of the Company.  This Agreement shall become effective only if, and when, the Company consummates the merger transaction (the “Effective Date”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), entered into on the same date hereof and effective as of June 1, 2004, by and among Tier, Baker Acquisition Corporation, an Alabama corporation, the Company, the individuals named therein and Michael A. Lawler, as Shareholder Representative and otherwise shall be null and void in its entirety.

AGREEMENT

             In consideration of the mutual benefits derived from this Agreement and of the agreements, covenants and provisions hereof, the parties hereto agree as follows:

1.          TERM OF EMPLOYMENT.  As of the Effective Date, the Company hereby employs Employee in the capacity of Senior Vice President for a three-year term beginning on the Effective Date and ending on the date that is three (3) years after the Effective Date (the “Term”).  Employee agrees to perform such services as he performed for the Company prior to the Effective Date, as are customary to such office and as shall from time to time be reasonably assigned to him by the Company (the “Services”).

2.          COMPENSATION AND BENEFITS

             2.1          Base Salary.  In consideration of and as compensation for the Services to be performed by the Employee hereunder, the Company shall pay the Employee a base salary (the “Base Salary”) of not less than $206,500 per year, payable semi-monthly in arrears in accordance with the Company’s regular payroll practices.  The Company shall review the Employee’s Base Salary no less frequently than annually during the Term and, in its sole discretion, may increase the amount of the Employee’s Base Salary to appropriately reflect the Employee’s performance and any expansion of Employee’s responsibilities.

             2.2          Participation in Benefit Plans.  The Employee shall be entitled to participate in all pension plans, profit-sharing plans and group insurance, medical, hospitalization, disability and other benefit plans maintained by Tier or the Company from time to time, as such are generally applicable to employees of Tier or the Company and to the extent Employee is eligible under the general provisions thereof.

             2.3          Reimbursement of Expenses.  The Company shall reimburse the Employee for all business expenses, including, without limitation, traveling, entertainment and similar expenses, incurred by the Employee on behalf of the Company if such expenses are ordinary and necessary business expenses incurred on behalf of the Company pursuant to the Company’s standard expense reimbursement policy.  The Employee shall provide the Company with such itemized accounts, receipts or documentation for such expenses as are required under the Company’s policy regarding the reimbursement of such expenses.

             2.4          Vacation and Personal Leave.  The Employee shall accrue the greater of (a) fifteen (15) or (b) the number determined in accordance with Parent’s policies for employees with the Employee’s seniority (which seniority shall be deemed to date from the commencement of the Employee’s original employment with the Company) working days of paid “personal time off” per year, pro-rated for any partial year of employment, subject to Company policy.

3.          TERMINATION

             3.1          Termination.

                             (a)          Termination for Cause.  During the Term of this Agreement, the Company may terminate Employee’s employment under this Agreement, in its sole discretion, For Cause (as defined below).  Grounds for the Company to terminate this Agreement “For Cause” shall be limited to the occurrence of any of the following events:

                                            (i)          the Employee’s failure to substantially perform the Services in good faith (provided in the case of illness, injury or disability that the Company has provided reasonable accommodation under applicable disabilities laws), after a demand for substantial performance is delivered to Employee by the Company which identifies, in reasonable detail, the manner in which the Company believes that the Employee has not substantially performed the Services and the Employee has not, in the reasonable discretion of the Company, improved the performance of the Services during a period of forty-five (45) days from such demand for substantial performance;

                                            (ii)          the Employee’s commission of an act of dishonesty, fraud, willful disobedience, gross misconduct or breach of duty which detrimentally affects the Company;

                                            (iii)          the Employee’s commission of any act in contravention of Employee’s undertakings contained in Section 4 (Non-Competition, Non-Solicitation and Confidentiality); or

                                            (iv)          the Employee’s conviction of a felony or a misdemeanor involving dishonesty or moral turpitude.

                             (b)          Good Reason.  For purposes of this Agreement, Employee may terminate his employment with the Company for “Good Reason” as a result of the Company (i) requiring Employee to perform job duties and responsibilities materially inconsistent from the Services;  (ii) requiring Employee, without Employee’s consent, to relocate Employee’s primary work location to more than thirty-five (35) miles from Auburn, Alabama; or (iii) materially breaching the terms of this Agreement.  Prior to resigning for Good Reason Employee shall, within thirty (30) days of the applicable action, breach or event, deliver a written notice to the Company which identifies, in reasonable detail, the basis on which Employee believes he has Good Reason to terminate and the Company shall have a period of forty-five (45) days from the date of such notice to reasonably cure any alleged breach or otherwise addressed Employee’s Good Reason.

                             (c)          Voluntary Termination.  For the purposes of this Agreement, “Voluntary Termination” shall mean Employee’s voluntary resignation or retirement from the Company.

                             (d)          Termination Without Cause.   The Company may terminate Employee’s employment under this Agreement without cause or notice at any time.  Following the Term, Employee acknowledges that Employee has no right to be employed for a specific term and no right to insist on specific grounds for termination, and Employee acknowledges and agrees that the at will nature of his employment will extend to all employment decisions and that any change in the terms and conditions of employment, including without limitation work assignments, production standards, job responsibilities, compensation and promotions, shall be at the Company’s sole discretion.

             3.2          Effect of Termination.

                             (a)          Termination For Cause.   If the Employee’s employment hereunder shall be terminated at any time by the Company For Cause, the Company shall have no further obligation to the Employee under this Agreement other than (i) accrued but unpaid Base Salary and (ii) other accrued benefits required by law, prorated to the date of termination; provided, that upon termination of the Employee’s employment as a result of Employee’s death, in addition to the foregoing, the Employee’s heirs, devisees, executors or other legal representatives shall receive for an additional sixty (60) days from the date of death, Employee’s Base Salary in effect at the time of death; provided, further, that upon the termination of the Employee’s employment as a result of Employee’s disability, in addition to all of the foregoing, the Employee shall be entitled to receive for an additional sixty (60) days after the date of such termination any and all benefits to which Employee is entitled on the date of such termination under the Company’s pension, life, disability, accident and health and other benefit plans in accordance with the provisions of such plans.

                             (b)          Voluntary Termination. If the Employee’s employment is terminated at any time due to a Voluntary Termination from the Company, the Company shall have no further obligation to the Employee under this Agreement other than accrued Base Salary and other accrued benefits required by law, prorated to the date of termination.

                             (c)          Termination Without Cause or For Good Reason.  If the Employee’s employment hereunder shall be terminated prior to the expiration of the Term by the Company Without Cause or by Employee for Good Reason, then the Employee shall be entitled to (X) the Employee’s Base Salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings, (Y) the Employee’s Base Salary for all periods between the date of termination and the expiration of the Term, subject to standard deductions and withholdings, and (Z) seven (7) days after the Employee’s furnishing to the Company an executed waiver and release of claims, in the form of which is attached hereto as Exhibit A, the Employee shall also be entitled to continuation of the Employee’s Base Salary in effect at the time of termination for a period of six (6) months after termination (the “Severance Period”) (but only for that portion of the Severance Period that extends beyond the expiration of the Term), subject to standard deductions and withholdings, and continued payment of the Employee’s healthcare insurance premiums for the Severance Period providing coverage substantially the same as that provided prior to termination.  If the Employee’s employment hereunder shall be terminated after the expiration of the Term by the Company Without Cause or by Employee for Good Reason, then the Employee shall be entitled to the Employee’s Base Salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings, and seven (7) days after the Employee’s furnishing to the Company an executed waiver and release of claims, in the form of which is attached hereto as Exhibit A, the Employee shall also be entitled to continuation of the Employee’s Base Salary in effect at the time of termination for the Severance Period, subject to standard deductions and withholdings, and continued payment of the Employee’s healthcare insurance premiums for the Severance Period providing coverage substantially the same as that provided prior to termination.

4.          NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY

             4.1          Non-Competition.  In consideration of (a) Employee’s position, specialized training and access to Confidential Information; (b) the fact that were Employee to engage in the activities described below, the disclosure of Confidential Information would be inevitable; (c) that Employee received good and fair consideration for the Employee’s interest in the good will of the Company; (d) the Company’s and the Employee’s common desire to protect the Company from the harm to its goodwill that would otherwise result; and (e) the payments made or to be made in the future to Employee under this Agreement and/or the Merger Agreement; Employee covenants and agrees that for a period of (i) three (3) years after the execution of this Agreement or (ii) one (1) year after the termination of Employee’s employment with the Company, whichever is longer, Employee shall not, either individually or as a partner, joint venturer, consultant, shareholder, member or Representative of another Person or otherwise, directly or indirectly, participate in, engage in, or have a financial or management interest in, promote, or assist any other Person in any business operation or any enterprise if such business operation or enterprise engages, or intends to engage, in a Restricted Business in a Restricted Area; provided, however, that Employee may own up to one percent (1.0%) of the outstanding equity or debt securities of any Person or such greater amount as approved by Company.

             4.2          Non-Solicitation.  For a period of (i) three (3) years after the execution of this Agreement or (ii) one (1) year after the termination of Employee’s employment with the Company, whichever is longer, Employee shall not, directly or indirectly (a) employ or seek to employ any Person who at such date, or within the twelve-month period preceding such date, was an employee, contractor or consultant of the Company or Tier, or otherwise solicit, encourage, cause or induce any such employee, contractor or consultant to terminate such relationship with the Company, or (b) take any action that would interfere with the relationship of the Company with its clients or vendors.

             4.3          Confidential Information.  The Employee acknowledges that the Confidential Information (as hereinafter defined) of the Company is valuable, special and unique to the Company; and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company.  Based on the foregoing, the Employee undertakes during the term of his employment with the Company for a period of three years thereafter:

                            (a)          to keep any and all Confidential Information in trust for the use and benefit of the Company;

                            (b)          except as required by the Employee’s duties hereunder or as may be authorized in writing by the Company, not at any time to disclose or use, directly or indirectly, any Confidential Information of the Company;

                            (c)          to take all reasonable steps necessary, or reasonably requested by the Company, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company; and

                            (d)          upon termination of Employee’s employment with the Company or at any other time the Company may in writing so request, to promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in Employee’s possession or under Employee’s control; provided, however, that the Employee’s counsel shall be entitled to retain one copy of such materials for the sole purpose of being able to verify the materials that were at any time in the possession of the Employee in the event of a dispute related to these materials.  Further, subject to the foregoing proviso, the Employee undertakes that, if requested by the Company, Employee shall return any Confidential Information pursuant to this subsection and shall not make or retain any copy of or extract from such materials.

             The foregoing notwithstanding, if Confidential Information is required to be produced by the Employee by law, court order, or governmental authority, the Employee must immediately notify the Company of that obligation.  The Company may move the ordering court or authority for a protective order or other appropriate relief. The Employee agrees to cooperate with the Company, at the expense of the Company, in obtaining such a protective order.

             4.4          Definitions.  For purposes of this Agreement, the following terms have the following meanings:

                            (a)          “Confidential Information” means any and all information developed by or for the Company, or its predecessor(s), of which the Employee gained knowledge by reason of Employee’s employment with the Company, its predecessors, or Tier under this Agreement, that is not generally known in the industry in which the Company is or may become engaged; provided, however, that no information shall be deemed Confidential information if and to the extent that it (i) is or becomes a part of the public domain without breach of this Agreement by the Employee, (ii) is lawfully received by the Employee from a third party having rights in the information without restriction, and without notice of any restriction against its further disclosure, (iii) is independently developed (as documented by written records) by the Employee without breaching this Agreement or independently developed by third parties (as documented by written records) who have not had, either directly or indirectly, access to or knowledge of the Company’s non-public information, or (iv) is disclosed with the express prior written consent of the Company.  Subject to the foregoing proviso, Confidential Information includes, but is not limited to, any and all information developed by or for the Company or Tier or customers of the Company or Tier, concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company or contractors or customers with which the Company has dealt during the period of employment, plans for development of new products, services and expansion into new areas or markets, internal operations and any trade secrets and proprietary information of any type owned by the Company together with all written, graphic and other materials relating to all or any part of the same.

                            (b)          “Person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a division or operating group of any of the foregoing, a government or any department or agency thereof or any other entity.

                            (c)          “Representative” means any officer, director, principal, agent, employee, consultant or other representative of a Person.

                            (d)          “Restricted Business” means any business involved in the application of web-based or interactive voice recognition technology to facilitate the processing of payments to government and business entities or any other business in which the Employee is actively engaged in on behalf of the Company or Tier on the date of or within the twelve-months preceding the date that Employee’s employment terminates.

                            (e)          “Restricted Area” means any country in which Company conducts a Restricted Business on the date of the termination of Employee’s employment with Company.

             4.5          Clarification Requests.  If at any time the Employee desires to participate in an activity that he believes might be prohibited by this Article 4, he may request in writing a determination by the Company as to whether such proposed activity would violate this Article 4.  Such written request (a “Clarification Request”) shall be sent by certified U.S. Mail, return receipt requested, to the Company and Tier notice parties set forth in Section 6.1 and shall (i) provide reasonably sufficient written information to allow the Company and Tier to evaluate the proposed activity and (ii) include a copy of this Article 4.  The Company or Tier shall respond in writing (a “Clarification Response”) to any Clarification Request that complies with this Section 4.5 within twenty (20) business days of receipt thereof from the requesting person.  In the event that neither the Company nor Tier delivers a Clarification Response to the requesting person within such twenty (20) business day period, the Company and Tier shall be deemed to have (i) irrevocably consented to the activity proposed in the Clarification Request and (ii) irrevocably determined that such activity as described in the Clarification Request does not violate this Article 4.

5.          INVENTIONS

             5.1          Inventions Retained.  Employee agrees that there are no inventions, processes, designs, technology, information, software, documentation, illustrations, artwork, photographs, trademarks, materials, original works of authorship, and trade secrets which were made by Employee prior to the commencement of any employment by the Company of the Employee (collectively referred to as “Prior Inventions”), which belong solely to Employee or belong to Employee jointly with another, which relate in any way to the Company’s business, except as specifically listed on Exhibit B.

             5.2          Assignment of Inventions.  Employee hereby assigns to the Company all of his or her right, title and interest throughout the world in and to any and all inventions, processes, designs, technology, information, software, documentation, illustrations, artwork, photographs, trademarks, materials, original works of authorship, or trade secrets which Employee may solely or jointly conceive or develop or reduce to practice, during his relationship with the Company which (a) pertain to any business activity of the Company; or (b) are aided by use of time, materials, Confidential Information or facilities of the Company; or (c) relate to any of his work for the Company (collectively referred to as “Inventions”).  Employee hereby assigns to the Company all of his right, title and interest throughout the world in and to any and all intellectual property rights associated with such Inventions, including, without limitation, patents, patent rights, copyrights, trademark rights, trade dress rights and trade secret rights. Employee will promptly make full written disclosure to the Company of all Inventions and will hold all Inventions in trust for the sole right and benefit of the Company.  All copyrightable works made by Employee are, or shall be treated as, “works made for hire” to the greatest extent permitted by applicable law. Employee’s assignment to the Company of Inventions includes Inventions created during his relationship with the Company prior to the date of this Agreement.

             5.3          Moral Rights.  Employee’s assignment to the Company of Inventions includes (a) all rights of attribution, paternity, integrity, disclosure and withdrawal, (b) any rights Employee may have under the Visual Rights Act of 1990 or similar federal, state, foreign or international laws or treaties, and (c) all other rights throughout the world sometimes referred to as “moral rights” (collectively “Moral Rights”).  To the extent that Moral Rights cannot be assigned under applicable law, Employee hereby waives such Moral Rights to the extent permitted under applicable law and consents to any and all actions of the Company that would otherwise violate such Moral Rights.

             5.4          Intellectual Property Rights.  Employee agrees to assist the Company in all reasonable manners (at the expense of the Company) to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, or other intellectual property rights relating thereto in any and all countries. If the Company is unable for any reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to the Company, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers as Employee’s agent and attorney in fact, to act for and in Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations with the same legal force and effect as if originally executed by Employee.

6.          MISCELLANEOUS

             6.1          Notices.  Any written notice, required or permitted under this Agreement, shall be deemed sufficiently given if either hand delivered or by fax (with written confirmation of receipt) or nationally recognized overnight courier.  Written notices must be delivered to the receiving party at its address or facsimile number on the signature page of this Agreement; provided, that any notices required to be given by an Employee to the Company must be provided at the same time to Tier, and any actions approved, or to be approved, by “the Company” or in “the Company’s sole discretion” means as approved by Tier.  The parties may change the address or facsimile number at which written notices are to be received in accordance with this Section.

             6.2          Remedies.

                            (a)          Injunctive Relief.  Employee acknowledges and agrees that the covenants and obligations contained in the Agreement relate to special, unique and extraordinary matters and that any breach or threatened breach of this Agreement may result in irreparable harm to the Company for which adequate remedy at law is not available.  Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from committing any violation of such covenants and obligations.

                            (b)          Remedies Cumulative.  The Company’s rights and remedies in respect of this Section are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

             6.3          Arbitration.  All parties (including, without limitation, Tier) agree that to the fullest extent permitted by law, any and all controversies between them, including the grounds for any termination and the payments associated with such termination, if any, shall be submitted for resolution to binding arbitration in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes.  This means that all parties agree that arbitration shall be their exclusive forum for resolving disputes between them.  All parties expressly waive their entitlement, if any, to have controversies between them decided by a court or jury.  The place of any arbitration proceedings shall be in Atlanta, Georgia.  The foregoing notwithstanding, the parties shall be entitled to bring an action in a court of competent jurisdiction for the limited purposes set forth in Section 6.2(a) (Injunctive Relief).

             6.4          Prevailing Party.  If any dispute arises between the parties hereto concerning this Agreement or their respective rights, duties and obligations hereunder, the party prevailing in such proceeding shall be entitled to attorney’s fees and costs, in addition to any other relief that may be granted.

             6.5          Assignment.  The Employee may not assign, transfer or delegate his rights or obligations hereunder, and any attempt to do so shall be void.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

             6.6          Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and all other prior agreements, written or oral, are hereby merged herein and are of no further force or effect.  This Agreement may be modified or amended only by a written agreement that is signed by the Company and the Employee.  No waiver of any section or provision of this Agreement shall be valid unless such waiver is in writing and signed by the party against whom enforcement of the waiver is sought.  The waiver by the Company of any section or provision of this Agreement shall not apply to any subsequent breach of this Agreement.  Captions to the various Sections of this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this Agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

             6.7          Severability.  The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal valid and binding.  If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

             6.8          Continuing Obligations.  The provisions contained in Articles 4 (Non-Competition, Non-Solicitation and Confidentiality) and 6 (Miscellaneous), and Sections 5.2 (Assignment of Inventions), 5.3 (Moral Rights) and 5.4 (Intellectual Property Rights) of this Agreement shall continue and survive the termination of this Agreement.

             6.9          Applicable Law.  This Agreement and the rights and obligations of the Company and the Employee hereunder shall be governed by and construed and enforced under the laws of the state of Alabama, without reference to any principles of conflict of laws.

[signature page follows]

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EPOS CORPORATION

By:	/s/ Timothy A. Johnson

Print Name:	/s/ Timothy A. Johnson
Title:	EVP

Address:	177 Technology Parkway, Auburn, AL 36830
Facsimile:	(334) 321-7285

MICHAEL A. LAWLER

By:	/s/ Michael A. Lawler

Print Name:	Michael A. Lawler
Address:	22283 Hwy 49 South, Tallassee, AL 36078
Facsimile:	(334) 321-7285

             Tier Technologies, Inc., a California corporation and (as of the Effective Date) the sole shareholder of the Company (“Tier”), hereby guarantees unconditionally the full, complete and timely payment and performance of all obligations of the Company under this Agreement.  This guaranty shall be absolute, continuing and unlimited, and the Employee shall not be required to institute any proceedings against the Company or to give any notice to Tier before the Employee shall have the right to demand payment or performance from Tier upon default by the Company.  The liability of Tier shall not be deemed to be waived, released, discharged, impaired or affected by reason of the release or discharge of the Company in any creditor’s receivership, bankruptcy or other proceeding.  This is a continuing guaranty of payment and performance and not of collection and shall remain in full force and effect as to Tier until payment in full of the obligations of the Company under this Agreement.  Tier agrees that it shall be subject in all respects to Section 6.3 (Arbitration) hereof.

TIER TECHNOLOGIES, INC.

By:	/s/ James R. Weaver

Print Name:	James R. Weaver
Title:	Chairman & CEO

Address:	10780 Parkridge Blvd, Ste. 400, Reston, VA 20191
Facsimile:	(571) 382-1002

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

             In consideration of the payments and other benefits set forth in Article 2 of the Employment Agreement, dated May 28, 2004, to which this form is attached, I, Michael A. Lawler, hereby furnish EPOS Corporation (the “Company”), with the following release and waiver of claims (this “Release and Waiver”).

             I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates, parent, subsidiaries, and benefit plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims including, but not limited to, those claims relating to my employment and the termination of my employment; including, but not limited to, claims pursuant to any federal, state or local law relating to employment including, but not limited to, discrimination claims, claims under any local statute governing discrimination, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

             I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an employee of the Company.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) this Release and Waiver does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date: __________________	By:	/s/ MICHAEL A. LAWLER

	Print Name:	Michael A. Lawler

A-1

EXHIBIT B

To Whom It May Concern:

             1.          The following (and any attached pages) is a complete list of Inventions that have been made or conceived or first reduced to practice or authored by me alone or jointly with others prior to my employment or consulting relationship with EPOS Corporation (the “Company”), that I desire to clarify are not subject to the Employment Agreement, which I have agreed to and executed.

  X  No Inventions

        Inventions:

____Additional sheets attached

             2.          I          have or   X   do not have (check one) Inventions for which I am under an obligation to not disclose.  If I do, I have verifiable documentation establishing the scope and dates of such Inventions pre-dating the Employment Agreement, which I have agreed to and executed.

/s/ MICHAEL A. LAWLER

Michael A. Lawler

B-1